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                    August 21, 2023

       Kevin Wirges
       Chief Financial Officer and Treasurer
       CareMax, Inc.
       1000 NW 57th Court, Suite 400
       Miami, Florida 33126

                                                        Re: CareMax, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
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                                                            File No. 1-39391

       Dear Kevin Wirges:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Industrial Applications and

                    Services